Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708-483-1300 Ext 1331

TreeHouse Foods, Inc. Reports First Quarter 2011 Results

HIGHLIGHTS

•	Net sales grew 24.3%
•	North American Retail unit volume increased 2.9%, excluding acquisitions and infant feeding
•	Direct operating income improved in all three segments
•	2011 Adjusted EPS guidance revised to a range of $3.00 to $3.08 due to acceleration of IT systems rollout

Oak Brook, IL, May 5, 2011 -- TreeHouse Foods, Inc. (NYSE: THS) today reported an increase in first quarter earnings compared to last year, driven by the benefit of acquisitions made in 2010 and solid operating performance within the North American Retail Grocery business.  Earnings for the quarter were $0.54 per fully diluted share compared to $0.47 per fully diluted share reported for the first quarter of last year.  On an adjusted basis, as described below, fully-diluted earnings per share of $0.59 were equivalent to the prior year, as higher freight costs and the Company’s investment in new computer systems and higher interest rates offset the benefits from last year’s acquisitions of Sturm Foods and S.T. Specialty Foods.

The reported results for the first quarter of 2011 included three unusual items that affected the quarterly comparison.  The first item relates to costs of $0.05 per share associated with the previously announced closure of the Company’s Springfield, Missouri pickle plant.  The second item relates to a $0.01 per share gain on the mark-to-market adjustment of an interest rate swap agreement, and the third item is a $0.01 per share loss on the translation of an intercompany note between the United States and Canada.  Excluding these items, adjusted earnings per share on a fully diluted basis were $0.59 in the first quarter of 2011, flat compared with the $0.59 reported in the first quarter of 2010.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended
	March 31
	2011	2010
	(unaudited)

Diluted EPS as reported	$0.54	$0.47
Acquisition and integration costs	-	0.17
Curtailment of post retirement benefits plan	-	(0.05)
Mark-to-market gain on interest rate swap	(0.01)	(0.01)
Plant closing costs	0.05	-
Loss on intercompany note translation	0.01	0.01

Adjusted diluted EPS	$0.59	$0.59

Commenting on the results, Sam K. Reed, Chairman and CEO, said, “We had a strong start to the year on the top line and are encouraged by our progress.  Our legacy businesses turned in very good volume growth.  Excluding discontinued branded infant feeding, our legacy retail grocery segment realized a 4.0% increase in organic revenue growth, its best net sales increase since its formation in 2005.  Sturm Foods and S.T. Specialty Foods, our most recent acquisitions, reported excellent performance as well.  Private label continues to deliver value and quality to our customers and their consumers, and we are well positioned to continue our growth.

“While we benefited from favorable forward positions on agricultural commodities in the first quarter, these benefits were more than offset by a rising energy environment that drove freight and fuel expenses significantly higher than anticipated.  However, we have aggressive plans in place to recover these costs through price increases during the remainder of the year.”

Adjusted operating earnings before interest, taxes, depreciation, amortization and unusual items (Adjusted EBITDA, reconciled to net income, the most directly comparable GAAP measure, appears on the attached schedule) increased 27.5% to $71.5 million in the quarter compared to $56.0 million in the same period last year.  The increase is primarily the result of additional earnings from Sturm Foods and S.T. Specialty Foods.

Net sales for the first quarter totaled $493.5 million compared to $397.1 million last year.  Sales for the North American Retail Grocery segment increased 35.0% (1.1% excluding acquisitions) as sales of private label foods continued to show growth as both consumers and retailers maintain their emphasis on value products.  Sales for the Food Away From Home segment increased 1.1% over last year (2.8% decrease excluding acquisitions) while the Industrial and Export segment showed strong growth of 6.3% (3.1% excluding acquisitions). Gross margins improved in all segments as the favorable mix of sales from Sturm Foods and S.T. Specialty Foods offset lower margins in legacy product categories resulting from approximately $3 million in higher freight and transportation costs in the quarter.

Selling, distribution, general and administrative expenses were $65.5 million for the quarter, an increase of 18.5% from $55.3 million in the first quarter of 2010.  The increase was due primarily to the growth of the Company, and included approximately $4.5 million in incremental new systems implementation expenses.  On February 1, 2011 the Company began using a new ERP system for many aspects of its billing, financial and distribution activities.  The Company considers the implementation program a great success, as evidenced by having processed over 2 million transactions since implementation with order fill rates and on time deliveries equal to or better than the same statistics prior to implementation.  Last year’s operating expenses included approximately $6.5 million in costs relating to the Sturm Foods acquisition.

Other operating expense in the quarter totaled $2.7 million compared to income of $2.3 million in the prior year.  The first quarter of 2011 included approximately $2.4 million of expenses related to the previously announced closure of the Springfield, Missouri pickle plant.  The first quarter of 2010 included a one time, non-cash gain through the settlement of certain post retirement benefit obligations by transferring those liabilities to a union sponsored multiemployer plan, resulting in a reversal of previously expensed benefit costs.

Interest expense in the quarter was significantly higher than last year, totaling $13.9 million in the quarter compared to $6.8 million last year.  The increase was due to a combination of increased debt to fund the acquisitions of Sturm Foods and S.T. Specialty Foods and higher borrowing rates associated with the Company’s long term bonds and recently amended and extended credit agreement.

Income tax expense increased in the quarter to $10.1 million due to higher levels of income.  The Company’s first quarter effective income tax rate of 33.8% was comparable to last year’s first quarter rate of 33.7%.

Net income for the quarter totaled $19.8 million compared to $16.3 million last year. Fully-diluted earnings per share from continuing operations for the quarter were $0.54 per share compared to $0.47 per share last year.  Excluding unusual items, adjusted earnings per share from continuing operations for the first quarter of 2011 of $0.59 were flat compared to last year’s first quarter adjusted earnings per share of $0.59.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells private label and branded products to customers within the United States and Canada.  These products include pickles, peppers, relishes, condensed and ready to serve soups, broths, gravies, jams, spreads, salad dressings, sauces, non-dairy powdered creamers, salsa, aseptic products, powdered drinks, hot cereals, macaroni and cheese and skillet dinners.

2.
Food Away From Home – This segment sells primarily pickle products, non-dairy powdered creamers, Mexican sauces, aseptic products, hot cereals and refrigerated products and sauces to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers.  These customers either repackage it into single serve packages for the foodservice industry or use it as an ingredient in other foodservice applications.  Export sales are primarily to industrial customers outside North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs such as freight to customers, commissions, as well as direct selling and marketing expenses.  General sales and administrative expenses, including restructuring charges, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the first quarter increased by 35.0% to $353.5 million from $261.8 million during the same quarter last year, primarily due to the Sturm Foods and S.T. Specialty Foods acquisitions.  Unit volume (excluding acquisitions and branded infant feeding) in the retail channel increased 2.9% compared to last year.  Soup sales were up in the mid single digits over last year with Mexican sauces, aseptic sauces, hot cereals, powdered drinks, and jams and spreads showing good sales growth.  Direct operating income margin improved to 18.5% from 16.1% last year as a positive mix of higher margin sales more than offset higher transportation costs that negatively affected nearly all product categories.

Food Away From Home segment sales increased 1.1% from last year to $74.2 million due to the addition of Sturm Foods.  Direct operating income improved to $10.8 million from $9.5 million last year due to the positive mix of new sales and the discontinued sales of low margin processed pickles to certain customers.

Industrial and Export segment sales increased 6.3%, primarily driven by increased pricing of non-dairy creamer and dressings as well as the addition of Sturm Foods.  Direct operating income was $12.8 million compared to $11.7 million from last year as higher input costs were more than offset by the positive mix resulting from lower sales volumes of low margin co-pack sales.

OUTLOOK FOR 2011

Commenting on the outlook for 2011, Sam K. Reed said, “Although our first quarter results were negatively affected by higher freight and fuel expenses and agricultural input costs have risen beyond our earlier assumptions, we still expect to meet our original operating earnings projections for the year.  I am reassured by the strength of our new businesses, our outstanding first quarter revenue growth, and plans for further pricing actions later this year.

“The early success of our systems implementation work has given us both the resources and confidence to accelerate the conversions of our Sturm Foods and S.T. Specialty Foods acquisitions, while still maintaining an aggressive rollout to our plants and distributions centers.  This acceleration will require an additional investment in 2011 of approximately $5.0 million or $0.10 per share in earnings per share in operating expenses compared to our original plans.  In accordance with this additional investment, we are revising our 2011 full year earnings guidance to a range of $3.00 to $3.08 in adjusted earnings per share.”

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted diluted earnings per share data contained in this press release reflect adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  These costs are not recorded in any of the Company’s operating segments.  Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, and non-recurring items.  Adjusted EBITDA is a performance measure and liquidity measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported income for the three month periods ended March 31, 2011 and 2010 calculated according to GAAP and Adjusted EBITDA is attached.  Given the inherent uncertainty regarding non-recurring items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels.  Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; sugar free drink mixes and sticks, instant oatmeal and hot cereals; macaroni and cheese, skillet dinners and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, drink mixes and instant hot cereals in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.”  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements.  TreeHouse’s Form 10-K for the year ended December 31, 2010 discusses some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation.  The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION
TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	March 31
	2011	2010
	(unaudited)

Net sales	$493,513	$397,124
Cost of sales	372,587	308,346
Gross profit	120,926	88,778
Operating expenses:
Selling and distribution	36,260	26,796
General and administrative	29,243	28,478
Other operating expense (income), net	2,650	(2,261)
Amortization expense	8,049	4,447
Total operating expenses	76,202	57,460
Operating income	44,724	31,318
Other (income) expense:
Interest expense, net	13,851	6,827
Loss on currency exchange	1,430	100
Other, net	(492)	(213)
Total other expense	14,789	6,714
Income before income taxes	29,935	24,604
Income taxes	10,127	8,285
Net income	$19,808	$16,319

Weighted average common shares:
Basic	35,534	33,553
Diluted	36,785	34,614

Net earnings per common share:
Basic	$0.56	$0.49
Diluted	$0.54	$0.47

Supplemental Information:
Depreciation and Amortization	$19,836	$14,117
Stock-based compensation expense, before tax	$4,774	$3,354

Segment Information:
North American Retail Grocery
Net Sales	$353,463	$261,800
Direct Operating Income	$65,521	$42,122
Direct Operating Income Percent	18.5%	16.1%

Food Away From Home
Net Sales	$74,227	$73,427
Direct Operating Income	$10,762	$9,461
Direct Operating Income Percent	14.5%	12.9%

Industrial and Export
Net Sales	$65,823	$61,897
Direct Operating Income	$12,830	$11,662
Direct Operating Income Percent	19.5%	18.8%

The following table reconciles the Company’s net income to adjusted EBITDA for the three months ended March 31, 2011 and 2010:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended
	March 31
	2011	2010
	(unaudited)

Net income as reported	$19,808	$16,319
Interest expense, net	13,851	6,827
Income taxes	10,127	8,285
Depreciation and amortization	19,836	14,117
Equity-based compensation	4,774	3,354
Acquisition and integration costs	240	9,277
Loss on intercompany note translation	800	764
Adjustment on interest rate swap mark-to-market	(575)	(691)
Curtailment of post retirement benefits plan	-	(2,357)
Plant closing costs	2,597	138

Adjusted EBITDA	$71,458	$56,033